Exhibit 99.1
[ONEOK Logo]	News
April 17, 2008	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Declares Quarterly Dividend

TULSA, Okla. - April 17, 2008 - The board of directors of ONEOK, Inc. (NYSE: OKE)

has declared a quarterly dividend of 38 cents per share of common stock, payable May 15, 2008,

to shareholders of record at the close of business April 30, 2008.

The dividend remains unchanged from the previous quarter.

In January, ONEOK raised its dividend to 38 cents per share from 36 cents a share. Since

January 2003, the company has increased its dividend 12 times, representing a 145 percent increase during that period.

As previously announced, the company's annual meeting of shareholders is May 15,

2008. The meeting will be held at 10 a.m., Central Daylight Time, at the company's headquarters in Tulsa, Okla. The record date for the meeting is March 18, 2008.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.8 percent of

ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com. OKE-FD

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